Exhibit 99.1

BLUE EARTH SUCCESSFULLY COMPLETES PIVOTAL ACQUISITION AGREEMENT

Xnergy is an award winning, profitable ESCO with a $500 million alternative energy project pipeline

Henderson, Nevada, June 2, 2011--Blue Earth, Inc. (OTCBB: BBLU) is pleased to announce that it signed a binding Letter of Agreement (“LOA”) to acquire Xnergy, a California based energy services company for up to $18,513,586, payable in 4,500,000 restricted shares of Blue Earth, Inc. common stock valued at $3.00 per share, cash of $2,013,586 and a promissory note of up to a $3 million maximum, which will be determined prior to signing a Definitive Agreement.

Founded in 2001 and based in Carlsbad, California, Xnergy was profitable on revenue of approximately  $15 million in 2009 and $18 million in 2010, respectively. Revenue for 2012  are forecasted to more than double over 2010 revenue, which was a basis of the negotiations between the parties.

Xnergy provides a broad range of comprehensive energy solutions including the design and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management. Xnergy has been at the forefront of energy efficiency improvements and has been rated the #1 Alternative Energy Provider by the San Diego Business Journal. Xnergy serves private and public clients from all industries throughout California and helps them minimize their energy consumption, while also designing, building and implementing cutting-edge alternative energy technologies such as fuel cells, solar and geothermal. Fuel cells generate electricity much more efficiently than traditional power generation systems, with virtually no GHG emissions.

Xnergy also provides comprehensive maintenance and service programs, including every aspect of heating, ventilation and air-conditioning (HVAC), mechanical systems for design-build to repair and retrofit services.

“We are excited about the opportunities our partnering with Blue Earth will bring” stated Mr. Jason Davis, Co-founder and President of Xnergy. “Working in concert with Blue Earth will enable Xnergy to leverage our engineering, implementation and project finance experience and capabilities to expand our energy asset development and management services to address our $500 million pipeline of projects for industrial, commercial and public sector clients, who want to minimize their long-term energy costs by adopting innovative alternative energy  technologies”.

 “Blue Earth is excited about Xnergy and the broad range of comprehensive energy solutions it brings to the Blue Earth platform” stated Dr. Johnny R. Thomas, CEO of Blue Earth, Inc. “The Xnergy model enables Blue Earth to develop and own on-site power production facilities with long term power purchase agreements from commercial clients. As a public company, we believe Blue Earth will be able to accelerate the financing and installation for Xnergy’s $500 million pipeline of projects that are available for implementation. This scalable business model will allow Blue Earth to benefit from recurring revenue.   Dr. Thomas, also noted: “The HVAC capabilities of Xnergy are expected to complement and faciltate the recently announced multi-state expansion of Castrovilla, Inc. a subsidiary of Blue Earth”.

“We are impressed by the vision and leadership skills of the Xnergy Co-founders Jason Davis, President and Joey Patalano, Chief Operating Officer and we look forward to Jason Davis joining the Board of Directors of Blue Earth, Inc. upon the closing of the transaction” stated Laird Q. Cagan, Chairman of Blue Earth.

Xnergy has received a number of awards and has received national recognition by the United States Congress for the company’s “commitment, dedication and professionalism” for its work involving clean, green technology. Xnergy has over 100 MW of interconnect experience and has provided turn-key energy conservation, design-build and maintenance solutions for a number of high profile clients including Johnson & Johnson, Neutrogena, Cox Communications, Abbott Labs, Biogen Idec, The Irvine Company, John Wayne Airport, US Navy, Guidant Corporation, Pfizer, The Salk Institute, Medtronic, San Diego Zoo, Boston Scientific IVT, Harrah’s Rincon Resort & Casino and the Pala Resort & Casino.

About BBLU

BBLU is engaged in the clean technology industry with a primary focus on the energy efficiency sector.  We strive to participate in the global movement for a sustainable planet by offering products and services that will optimize energy use, reduce harmful environmental emissions and substantially reduce energy costs to our customers.  For more information about Blue Earth, Inc., please visit www.blueearthinc.com.

Investor Relations Contact:
Blue Earth, Inc.
John C. Francis
VP, Corporate Development & Investor Relations
(702) 263-1808
jfrancis@blueearthinc.com

Liviakis Financial Communications, Inc.
Michael Bayes
(415)-389-4670
Michael@Liviakis.com
www.liviakis.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.